                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the prospectus constituting a part of this
Registration  Statement on Form SB-2,  Pre-Effective  Amendment  No. 2 (File No.
333-129070)  of our report dated July 26, 2004,  except for Note 14 (g) which is dated  December  8,  2004,  relating  to  the  financial  statements  of  CepTor
Corporation  as of and for the years ended December 31, 2003 and the period from
August 11, 1986 (date of inception) to December 31, 2003, which are contained in that prospectus. We also hereby consent to the reference to us under the heading
"Experts" in such Registration Statement.

Our report  contains an explanatory  paragraph  regarding  CepTor  Corporation's ability to continue as a going concern.

/s/ WithumSmith+Brown, P.C.

WithumSmith+Brown, P.C.
New Brunswick, New Jersey
December 7, 2005